                                                                EXHIBIT 3.17(ii)

                          CERTIFICATE OF AMENDMENT OF
                          ---------------------------

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                        PLATE MASTERS ACQUISITION CORP.
                        -------------------------------

     Plate Masters Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation adopted a resolution amending Article One of the Certificate of Incorporation of the Corporation to read in its entirety to read as follows (the "Amendment"):

                                  ARTICLE ONE
                                  -----------

     The name of the corporation is Plate Masters, Inc.

     SECOND: That in lieu of a meeting and vote of stockholders, the holder of all of the outstanding stock entitled to vote on the Amendment has voted in favor of the Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

expressly authorized to make, alter or repeal the by-laws of the corporation.

                                 ARTICLE EIGHT
                                 -------------

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                  ARTICLE NINE
                                  ------------

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN
                                  -----------

     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN
                                 --------------

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 4th day of June, 1996.


                                    /S/ MAUREEN L. MAHER
                                    -----------------------------
                                    Maureen L. Maher
                                    Sole Incorporator